EXHIBIT (n)(i)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights", “Independent Registered Public Accounting Firm” and “Senior Securities” in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, each dated March 14, 2023, as amended on January 23, 2025, and each of which are part of the Registration Statement (Form N-2, File No. 333-269347) of Neuberger Berman Real Estate Securities Income Fund Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 20, 2019 and December 26, 2024, with respect to the financial statements and financial highlights of Neuberger Berman Real Estate Securities Income Fund Inc. included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2019 and October 31, 2024, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

We also consent to the use of our report dated January 23, 2025, with respect to the Senior Securities of Neuberger Berman Real Estate Securities Income Fund Inc. for each of the ten years in the period ended October 31, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

  /s/ Ernst & Young LLP

Boston, Massachusetts
January 23, 2025